Exhibit 99.B(i)(7)

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

Edgar Correspondence

December 15, 2008

ING Variable Portfolios, Inc.

7337 E. Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:	ING Variable Portfolios, Inc.
Post-Effective Amendment No. 45 to Registration Statement on Form N-1A,
File Nos. 333-05173, 811-07651 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to ING Variable Portfolios, Inc., a Maryland corporation (the “Company”), we have been asked to render our opinion with respect to the issuance of an indefinite number of Adviser Class shares of stock of the Company (the “VP Small Company Shares”), par value $0.001 per share, representing interests in the ING VP Small Company Portfolio (the “VP Small Company Portfolio”), and an indefinite number of Adviser Class shares of stock of the Company (the “BlackRock Global Science and Technology Shares,” and collectively with the VP Small Company Shares, the “Shares”) representing interests in the ING BlackRock Global Science and Technology Portfolio (the “BlackRock Global Science and Technology Portfolio”).  The VP Small Company Portfolio and the BlackRock Global Science and Technology Portfolio (collectively, the “Portfolios”) are each series of the Company (the “Series”), as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 45 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the State of Maryland Department of Assessments and Taxation and, as to matters of fact material to the opinion set forth below, on a Certificate of the Secretary of the Company.  In addition, we have assumed that the number of VP Small Company Shares issued and outstanding at any time shall not exceed 100,000,000 for the Adviser Class Shares of the VP Small Company Portfolio; and that the number of BlackRock Global Science and Technology Shares issued and outstanding at any time shall not exceed 100,000,000 for the Adviser Class Shares of the BlackRock Global Science and Technology Portfolio.  We also have assumed that the Shares will be issued in accordance with the prospectus and statement of additional information contained in the Registration Statement, as may be amended or supplemented from time to time, and the consideration per Share received by the Company in connection with the sale of Shares will be equal to the net asset value per Share determined in accordance with the requirements of the Investment Company Act of 1940, as amended, the applicable rules and regulations of the Securities and Exchange Commission (or any succeeding governmental authority), and in conformity with generally accepted accounting practices and principles, but shall not be less than the par value per Share.

The opinion expressed below is limited to the Maryland General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Company in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP